EXHIBIT 11

                           THE NEW YORK TIMES COMPANY
  STATEMENTS OF COMPUTATION OF PRIMARY AND FULLY-DILUTED NET INCOME PER SHARE
              (Dollars and shares in thousands, except per share data)


                                                        -----------------------
                                                         QUARTER ENDED MARCH 31,
                                                        -----------------------
                                                            1996         1995
                                                            ----         ----

PRIMARY*
- ------

Average shares outstanding                                  97,653       97,826
                                                          ========    ==========

Net Income                                                $ 32,714  $    27,359
  Less cumulative preference stock dividends                   (24)         (24)
                                                          --------- ------------
    Total                                                 $ 32,690  $    27,335
                                                          ========= ============

Primary earnings per share                                $   0.33  $      0.28
                                                          ========= ============


FULLY DILUTED
- -------------

Average shares outstanding                                  97,653       97,826

Net effect of dilutive stock options,
  retirement units and put options (based on
  the treasury stock method using the
  quarter-end market price which is higher
  than the average market price)                             1,527          599

                                                          =========  ===========
Total fully-diluted average shares outstanding              99,180       98,425
                                                          =========  ===========

Net Income                                                $ 32,714   $   27,359
  Less cumulative preference stock dividends                   (24)         (24)
                                                          =========  ===========
    Total                                                 $ 32,690   $   27,335
                                                          =========  ===========

Fully-diluted earnings per share                          $   0.33   $     0.28
                                                          =========  ===========

- -----------------
* Common stock equivalents are excluded from primary earnings per share because their impact on earnings is less that three percent in the aggregate.